[Warren Resources, Inc. letterhead]




May 2, 2001

Jack B. King
Vice President - National Sales Director
Warren Resources, Inc.
2512 Chambers Road, Suite 107

Re:      2001 Cash Compensation

Dear Jack:

As the National Sales Director of Warren Resources, Inc., (the Company), you will be responsible for the overall supervision of the private placement sales of the Company's drilling fund investment products by the Company's national wholesaler network (Wholesaler Network). Your duties shall include creating new and maintaining existing relationships with the Broker Dealer community in connection with the Company's private placement of drilling funds by the Wholesaler Network. You will report directly to me as the CEO.

Additionally, you will continue to be a regional wholesaler generally covering the Southwest and Hawaii as set forth in Schedule C, hereto. However, it is recognized that you may need to alter the composition of the wholesale territories in consultation with me as circumstances dictate during 2001.

Your cash compensation for 2001 will consist of the following, (1) base compensation of $16,666.67 per month to be recovered by the Company solely out of the incentive compensation earned by you and (2) the balance of your incentive cash compensation in excess of base compensation as set forth in the Attachment A, hereto.

Your incentive cash compensation for 2001 shall be based upon the drilling funds raised by the Wholesaler Network during 2001 as follows: (1) an override of 0.3% of drilling funds raised nationally by the Wholesaler Network, (2) an amount based upon the sliding scale set forth in Attachment A, hereto, for drilling funds raised in your sales territory and (3) an override for the first two years of 0.25% of drilling funds raised nationally by the Wholesaler Network for all new Broker Dealers you personally add to the Wholesaler Network.

The Company will provide you with a budget of 1.7% of all drilling funds raised nationally by the Wholesaler Network for agreed marketing expenses under your control (See Schedule B). You may use your own credit card(s) or a credit card provided to you by the Company. You are required to submit reimbursable and non-reimbursable expense reports on a timely basis along with receipts for all items in accordance with the Company's expense reimbursement policies. If the total agreed marketing expenses for 2001, net of reimbursements made to the Company, exceed 1.7% of drilling funds raised nationally by the Wholesaler Network, you shall reimburse the difference to the Company out of your incentive compensation. If the total expenses for 2001, net of reimbursements, are less than 1.7% of drilling funds raised nationally by the Wholesaler Network, the difference shall be added to your incentive compensation.

The Company shall continue to provide you with a health insurance plan for you and your dependents. You will continue to participate in the Company's 401-k Retirement Plan in which the Company has agreed to match 50% of your contributions up to 6% of your annual compensation.

Please sign and return one copy of this letter to indicate your acceptance of the terms of employment for calendar year 2001. The term of this contract ends December 31, 2001.

Sincerely,                                           ACCEPTED:

/s/ Norman F. Swanton                                /s/ Jack B. King
                                                     ---------------------------
Norman F. Swanton                                    Jack B. King
Chief Executive Officer                              5-7-01
& Chairman of the Board                              -------
                                                     Date

ATTACHMENT A


                                                                    ($30 million)
    Drilling funds raised             Compensation                  Compensation                   Cumulative
        in territory                   percentage                      earned                     compensation
----------------------------- ----------------------------- ----------------------------- -----------------------------
      $1 - 7.5 million                    1.00%                          75,000                        75,000
     $7.5 - $15 million                   1.50%                         112,500                       187,500
      over $15 million                    2.00%                         300,000                       487,500



Drilling funds raised nationally by all wholesalers (assume $65 million)


          all funds                       0.30%                         195,000                       682,500


New Broker Dealers introduced by Jack King (assume $4 million):


          all funds                       0.25%                          10,000                       692,500



                        /s/ NS                             /s/  JK
                        -----------------                  -----------------
                           initials                           initials

ATTACHMENT B


Generally, all marketing expenses will be included in your 2001 budget.

Items specifically excluded include the following:

Printing and artwork related to brochures
New York mailing expenses, including all UPS charges

Items specifically included include the following:

Advertising
Due diligence expenses, including FSX, Nationwide and IPA
Hotels, lodging
Airfare, transportation
Auto expenses
Mileage
Parking
Tolls
Tips
Meals and Entertainment
Car rental
Seminars, conferences, including national broker dealer conferences
Office rents
Utilities
Computer hardware, software and maintenance
Professional education
Medical insurance
Furniture
Telephone, pager, cellphone
Office supplies
Subscriptions
Memberships, dues
Gifts, awards
Michael Hughes' salary and bonus
Christy's salary and bonus
All overrides


                        /s/ NS                             /s/  JK
                        -----------------                  -----------------
                           initials                           initials

ATTACHMENT C

Regional territory description

Hawaii
California
Nevada
Colorado
New Mexico
Arizona

Consulting relationships

Northpoint - CPAs
Lido - Kushner

National territory
All states
All CBM Joint Venture Transactions consummated by National Wholesaler Network (excluding NFS)
All Syndicated Drilling Funds Transactions consummated by National Wholesaler Network through the Company's broker dealer network, including broker dealers who have become the Company's underwriters


                        /s/ NS                             /s/  JK
                        -----------------                  -----------------
                           initials                           initials